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                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                   At or for the Year Ended December 31,
                                                            2002         2001         2000        1999        1998
                                                     ---------------------------------------------------------------
Earnings:
    Pretax income from operations                           93,448      76,019       89,120      87,218      80,326
    Less: Income from equity investment                       (904)     (1,249)        (727)     (1,416)     (1,286)
    Dividends from equity investment                           701         642          814         939         812
    Fixed charges                                          145,931     200,642      211,766     169,060     171,017
    Less: Preferred dividend requirements                     (372)       (451)        (525)       (632)       (757)
                                                     ---------------------------------------------------------------
Total earnings including interest
    expense on deposits                                    238,804     275,603      300,448     255,169     250,112
                                                     ===============================================================
Total earnings excluding interest
    expense on deposits                                    124,700     108,495      126,423     113,362      98,447
                                                     ===============================================================


Fixed Charges:
    Interest expense:
      Deposits                                             114,104     167,108      174,025     141,807     151,665
      Short-term borrowings                                 10,878      15,026       21,072      14,905       9,800
      Long-term debt                                        20,689      18,166       16,284      12,058       9,192
                                                     ---------------------------------------------------------------
    Total interest expense                                 145,671     200,300      211,381     168,770     170,657
    Estimate of interest within rental expense                 260         342          385         290         360
                                                     ---------------------------------------------------------------
Total fixed charges including interest
    expense on deposits                                    145,931     200,642      211,766     169,060     171,017
                                                     ===============================================================
Total fixed charges excluding interest
    expense on deposits                                     31,827      33,534       37,741      27,253      19,352
                                                     ===============================================================

Ratio of Earnings to Fixed Charges:
    Including interest expense on deposits                    1.64        1.37         1.42        1.51        1.46
                                                     ===============================================================

    Excluding interest expense on deposits                    3.92        3.24         3.35        4.16        5.08
                                                     ===============================================================
interest
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